Exhibit 99.1

 Pacific Premier Bank Announces Organizational Changes and Management Additions

           COSTA MESA, Calif.--(BUSINESS WIRE)--Sept. 22, 2004--Pacific Premier Bank (the "Bank"), a subsidiary of Pacific Premier Bancorp,
Inc. (NASDAQ:PPBI) (the "Company"), announced today that Mr. Edward
"Eddie" Wilcox has been promoted to Executive Vice President and Chief Lending Officer. The Bank is simultaneously announcing the appointment of Mr. Bruce Larson as Senior Vice President and Chief Credit Officer.
With these appointments, the Company continues the implementation of its strategic plan to transform the Bank to a commercial banking platform.
           Mr. Wilcox has served as the Bank's Chief Credit Officer since his hiring in August 2003 and has overseen all lending functions of the Bank. In his new role he will have responsibility for all lending and deposit production throughout the Bank. Prior to joining the Bank, Mr.
Wilcox served as Loan Production Manager at Hawthorne Savings for two years and for five years as the Secondary Marketing Manager at First
Fidelity Investment & Loan, which was previously acquired by Hawthorne Savings. Mr. Wilcox has an additional nine years of experience in banking including positions as Asset Manager, REO Manager and Real
Estate Analyst at various financial institutions.
           Mr. Larson has over 24 years of extensive credit expertise. Mr. Larson joins the Bank having previously served as a Vice President with US Bank responsible for structuring and underwriting various credits with principal balances up to $30 million. Prior to US Bank he was a Vice President with Strategic Property Associates, performing reviews of commercial mortgage backed securities for Wall Street buyers. He previously served as the Director of Credit Administration and Portfolio Lending at FINOVA Realty Capital and in various credit positions at other financial institutions.
           The Bank also announced the departure of Mr. Andrew Anderson who previously held the position of Senior Vice President, Director of Retail Banking. The Bank wished Mr. Anderson well in his future endeavors.
           The Company is a savings and loan holding company that owns 100% of the capital stock of the Bank, the Company's operating subsidiary.
The Bank is a federally chartered stock savings bank whose primary business is community banking. The Bank currently operates three full-service branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach, with approximately
$419 million in assets, $279 million in deposits and equity exceeding
$38 million at June 30, 2004.

           FORWARD-LOOKING COMMENTS

           The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company's products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company's policies, (5) the continued availability of adequate funding sources, (6) various legal, regulatory and litigation risks.

    CONTACT: Pacific Premier Bank
             Steven R. Gardner or John Shindler, 714-431-4000